UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 21, 2010

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment, and directory advertising both domestically and worldwide.

We announced on April 21, 2010 that first-quarter 2010 reported earnings were $0.42 per diluted share compared with $0.53 per share for the first quarter of 2009. First-quarter 2010 reported net income was $2.5 billion compared with $3.1 billion for the first quarter of 2009.  First-quarter earnings reflect a previously disclosed non-cash charge of $995 million, or $0.17 per diluted share, related to recently enacted changes in the tax treatment for the Medicare Part D subsidy.

On a reported basis, our first-quarter 2010 revenues were $30.6 billion compared with $30.6 billion in first-quarter 2009.  First-quarter revenues reflected strong wireless subscriber gains and growth in IP and wireless data services which  offset  declines in wireline voice and print advertising.   First-quarter 2010 operating expenses were $24.6 billion compared with $24.8 billion in the year-ago quarter. First-quarter 2010 reported operating income margin was 19.6 percent, up from 18.8 percent in the year-ago quarter, reflecting continued progress on cost-control initiatives.

AT&T Mobility’s reported service revenues for the first-quarter 2010 were $12.8 billion up 10.3 percent versus the year-ago quarter. The increase in revenues reflected an increase in net customers and continued strong growth in data revenues.  AT&T Mobility recorded a net gain of 1.9 million wireless customers in the first quarter of 2010, bringing AT&T Mobility's customer base at quarter-end to 87.0 million compared to 78.2 million for the year-ago quarter.  The subscriber increase reflects continued demand for advanced handsets as well as rapid growth of emerging devices such as eReaders, netbooks, alarm monitoring services and global positioning services.  Connected devices in service increased by 1.1 million in the first quarter.  Retail postpaid subscriber net adds totaled 512,000 for the first quarter compared with 897,000 in the year-ago quarter and 841,000 in the fourth quarter of 2009, reflecting industry maturation trends.  First quarter iPhone 3G activations were 2.7 million and fourth-quarter 2009 activations were 3.1 million.  For the quarter, average revenue per postpaid subscriber increased 3.9 percent compared with the year-ago quarter due to strong growth in data services and increased purchases and use of advanced handsets.  Average revenue per total subscriber declined slightly, reflecting the rapid growth of emerging devices.  Postpaid subscriber churn was 1.07 percent, down from 1.15 percent in the year-earlier quarter, and total subscriber churn was 1.30 percent versus 1.56 percent in the first-quarter of 2009. First-quarter 2010 reported operating expenses totaled $9.7 billion up 3.8 percent versus the year-earlier quarter.  AT&T Mobility’s operating income margin was 29.9 percent compared to 26.9 percent in the year-ago quarter, reflecting continued solid revenue growth, reduced churn, improved operating efficiencies and further growth in the number of high-value subscribers.

Total wireline revenues declined 4.6 percent compared with the year-ago quarter; this lower rate of decline was led by improved consumer customer trends.  First-quarter 2010 total wireline operating expenses declined 2.8 percent versus the year-ago quarter.  Wireline’s operating income margin was 11.1 percent compared with 12.7 percent for the first-quarter of 2009 and 11.2 percent for the fourth quarter of 2009.

Revenues from our wireline business customers were $9.7 billion, a decrease of 5.2 percent from the year-ago quarter, reflecting increases in Internet-Protocol-based data services offset by a decline in usage-based, older circuit-based services, primarily voice. Revenues from our wireline consumer customers were $5.3 billion, a decline of 1.3 percent from the first-quarter 2009, as a decline in voice revenues more than offset a continued increase in broadband and video revenues.

Revenue connections from our consumer customers (retail voice, high speed Internet and video) totaled 45.0 million at quarter-end 2010 versus 45.3 million at year-end 2009 and 46.8 million at the end of the first quarter of 2009.  Total wireline consumer broadband and TV connections over the past year increased by 1.5 million.  At quarter-end 2010, our total switched access lines were 48.1 million compared with 54.0 million at quarter-end 2009.  The decline reflects continuing economic pressures on our customers as well as increasing competition from wireless, Voice over Internet Protocol and cable providers.   The number of U-verse video subscribers totaled 2.3 million at quarter-end 2010, with a net gain of 231,000 subscribers in the first quarter of 2010.  U-verse deployment reached 23.8 million living units as of quarter-end 2010.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: April 21, 2010	By: /s/ John J. Stephens John J. Stephens Senior Vice President and Controller